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                                                         EXHIBIT 2
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                             ALLEGHENY POWER EARNINGS
                                SECOND QUARTER 1997

Three months ended                June 30, 1997                1997               1996

Sales to regular customers, gigawatt-hours(Note 1)            9,636              9,703

Revenues ($000)
  Revenues Other Than Those
    Related To Energy                                      $356,395           $359,573

  Energy Related Revenue (Note 2)                          $186,355           $191,372
  Total                                                    $542,750           $550,945
Net Income ($000)                                           $51,683            $53,786
Earnings per average share                                    $0.42              $0.44
Average common shares outstanding (000)                     122,115            120,999






Year to Date                      June 30, 1997                1997               1996

Sales to regular customers, gigawatt-hours (Note 1)          20,486             21,082

Revenues ($000)
  Revenues Other Than Those
    Related To Energy                                      $762,810           $789,560
  Energy Related Revenue (Note 2)                          $394,920           $409,403
  Total                                                  $1,157,730         $1,198,963
Net Income ($000)*                                         $129,274           $105,204
Earnings per average share*                                   $1.06              $0.87
Average common shares outstanding (000)                     121,980            120,855

* Includes restructuring charges and an asset write-off of $38.7 million ($.32 per share) in 1996.






Twelve Months Ended               June 30, 1997                1997               1996

Sales to regular customers, gigawatt-hours (Note 1)         40,888             41,838

Revenues ($000)
  Revenues Other Than Those
    Related To Energy                                    $1,525,562         $1,564,119
  Energy Related Revenue (Note 2)                          $761,977           $805,216
  Total                                                  $2,287,539         $2,369,335
Net Income ($000)*                                         $234,117           $226,074
Earnings per average share*                                   $1.92              $1.88
Average common shares outstanding (000)                     121,700            120,541


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* Includes restructuring charges of $23.9 million ($.20 per share) in the 1997 period and restructuring charges and asset write-offs of $52.8 million ($.43 per share) in the 1996 period.

Note 1:  Excludes bulk power transaction sales.
Note 2: Primarily revenues related to fuel expenses and net purchased power costs.